UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a‑12

Sientra, Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a‑6(i)(1) and 0‑11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0‑11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0‑11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

SIENTRA, INC.

420 South Fairview Avenue, Suite 200

Santa Barbara, California 93117

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 23, 2016

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Sientra, Inc., a Delaware corporation, or the Company. The meeting will be held on Thursday, June 23, 2016 at 9:30 a.m. local time at the Marriott Courtyard, 401 Storke Road, Goleta, California 93117 for the following purposes:

1.To elect the Board of Directors’ nominees, Messrs. Nicholas Simon and Timothy Haines, to serve as Class II directors on our Board of Directors until the annual meeting of stockholders in 2019.

2.To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

3. To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting was April 26, 2016. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on June 23, 2016 at 9:30 a.m. local time at the Marriott Courtyard, 401 Storke Road, Goleta, California 93117.

The proxy statement and annual report to stockholders are available at www.proxyvote.com.

By Order of the Board of Directors

/s/ Jeffrey Nugent
Jeffrey Nugent Chairman of the Board and Chief Executive Officer

Santa Barbara, California

April 29, 2016

You are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please vote over the telephone or the Internet, or, if you receive a paper proxy card by mail, by completing and returning the proxy card mailed to you, as promptly as possible in order to ensure your representation at the Annual Meeting. Voting instructions are provided in the Notice of Internet Availability of Proxy Materials, or, if you receive a paper proxy card by mail, the instructions are printed on your proxy card and included in the accompanying Proxy Statement. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.

SIENTRA, INC.

420 South Fairview Avenue, Suite 200

Santa Barbara, California 93117

PROXY STATEMENT

FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

To be held on June 23, 2016

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet rather than printing and mailing the proxy materials. Accordingly, a Notice of Internet Availability of Proxy Materials, or the Notice, will be mailed to holders of record and beneficial owners of our common stock because the Board of Directors of Sientra, Inc., or Board, is soliciting your proxy to vote at Sientra’s 2016 Annual Meeting of Stockholders, or Annual Meeting, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. Our stockholders will not receive paper copies of our proxy materials unless they request them. The Notice will provide instructions as to how stockholders may access and review the proxy materials, including the Notice of Annual Meeting, proxy statement, proxy card and Annual Report on Form 10-K, on the website referred to in the Notice or, alternatively, how to request that a copy of the proxy materials, including a proxy card, be sent to them by mail. The Notice will also provide voting instructions. In addition, stockholders of record may request to receive the proxy materials in printed form by mail or electronically by e-mail on an ongoing basis for future stockholder meetings. Please note that, while our proxy materials are available at the website referenced in the Notice, and our Notice of Annual Meeting, proxy statement and Annual Report on Form 10-K are available on our website, no other information contained on either website is incorporated by reference in or considered to be a part of this document.

We intend to mail the Notice on or about April 29, 2016 to all stockholders of record entitled to vote at the Annual Meeting. The proxy materials, including the Notice of 2016 Annual Meeting of Stockholders, this proxy statement and accompanying proxy card or, for shares held in street name (held for your account by a broker or other nominee), voting instruction form, and the Annual Report on Form 10-K for the year ending December 31, 2016 will be made available to stockholders on the Internet on the same date. As used in this Proxy Statement, references to “we,” “us,” “our,” “Sientra” and the “Company” refer to Sientra, Inc.

How do I attend the annual meeting?

The Annual Meeting will be held on Thursday, June 23, 2016 at 9:30 a.m. local time at the Marriott Courtyard, 401 Storke Road, Goleta, California 93117. Directions to the Annual Meeting may be found at www.sientra.com. Information on how to vote in person at the Annual Meeting is discussed below. If you attend the Annual Meeting, please bring government issued proof of identification.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 26, 2016 will be entitled to vote at the Annual Meeting. On this record date, there were 18,070,064 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 26, 2016 your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote your shares electronically over the Internet, by telephone or by completing and returning a printed proxy card that you may request or that we may elect to deliver at a later time to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 26, 2016 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•Election of two directors to serve as Class II directors on our Board until the Annual Meeting of stockholders in 2019; and

•Ratification of selection by the Audit Committee of the Board of KPMG LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2016.

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.

The procedures for voting include:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

•To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•To vote using a printed proxy card that may be delivered to you, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•To vote by proxy over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice. Your telephone vote must be received by 11:59 p.m. Eastern Time on June 22, 2016 to be counted.

•To vote by proxy through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice. Your Internet vote must be received by 11:59 p.m. Eastern Time on June 22, 2016 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice containing voting instructions from that organization rather than from Sientra. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 26, 2016.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by telephone, through the Internet, by completing the printed proxy card that may be delivered to you or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ Stock Market, or NASDAQ, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non‑routine” matters. Under the rules and interpretations of the NASDAQ Listing Rules, “non‑routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management‑supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1, without your instructions, but may vote your shares on Proposal 2.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of the selection by the Audit Committee of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.  If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•You may submit another properly completed proxy card with a later date.

•You may grant a subsequent proxy by telephone or through the Internet.

•You may send a timely written notice that you are revoking your proxy to Sientra, Inc.’s Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

•You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or Internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2016 to our Secretary at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, and you must comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, or Exchange Act.

If you wish to submit a proposal (including a director nomination) at next year’s annual meeting that is not to be included in next year’s proxy materials, you must notify our Secretary in writing at the address above no earlier than the close of business on February 24, 2017 and no later than the close of business on March 25, 2017 in accordance with our bylaws; provided, however that if next year’s Annual Meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 23, 2017, your proposal must be submitted not earlier than the close of business on the one hundred twentieth (120th) day prior to such Annual Meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such Annual Meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to the proposal to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016,  votes  “For” and “Against,” abstentions and, if applicable, broker non-votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non‑votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non‑routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non‑votes.”

How many votes are needed to approve each proposal?

The following table summarizes the minimum vote needed to approve each proposal and the effect of abstentions and broker non-votes.

Proposal Number	Proposal Description	Vote Required for Approval	Effect of Abstentions	Effect of Broker Non-Votes
1	Election of Directors	Nominees receiving the most “For” votes	Withheld votes will have no effect	None
2	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year ending December 31, 2016	“For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter	Against	None

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 18,070,064 shares outstanding and entitled to vote. Thus, the holders of 9,035,032 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the Annual Meeting. Abstentions and broker non‑votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the Annual Meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8‑K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8‑K within four business days after the Annual Meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8‑K to publish the final results.

What are the implications of being an “emerging growth company?

Sientra is an “emerging growth company,” as defined in Section 101(a)(19)(C) of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, under SEC rules, we are not required to include a Compensation Discussion and Analysis section in this proxy statement, we have elected to comply with reduced compensation disclosure requirements, as permitted under the JOBS Act, and are not required to give our stockholders non‑binding advisory votes on executive compensation or golden parachute arrangements. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non‑affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non‑convertible debt during the prior three‑year period.

Proposal 1

Election Of Directors

Our Board is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

As a result of Hani Zeini’s resignation in February 2016 and of Rishi Gupta’s resignation in June 2015, the Board presently has five members.  Although fewer nominees are named than the number fixed in accordance with our bylaws, proxies cannot be voted for a greater number of persons than the number of nominees named.  The Board may elect additional members in the future in accordance with our bylaws. There are two directors in the class whose term of office expires in 2016. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2019 annual meeting of our stockholders and until his successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is our policy to encourage directors and nominees for director to attend the Annual Meeting.  Of the six directors then serving as of the date of the 2015 annual meeting of stockholders, one was in attendance.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below.  If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee may instead be voted for the election of a substitute nominee proposed by our Board. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following is a brief biography of each nominee and each director whose term will continue after the Annual Meeting.

Class II Nominees for Election for a Three-year Term Expiring at the 2019 Annual Meeting

Nicholas Simon, age 62, has served as a director of the Company since April 2007, as the Chairman of our Board from March 2012 until November 2015, and currently serves as lead independent director. Mr. Simon has been a Managing Director of Clarus Ventures, LLC, a venture capital firm focused on life sciences companies, since the firm's inception in 2005. Prior to that, Mr. Simon was a General Partner of MPM BioVentures III, a healthcare venture capital fund, since 2001. From 2000 to 2001, Mr. Simon was Chief Executive Officer and Founder of Collabra Pharma, Inc., a pharmaceutical company. Previously, Mr. Simon served in various management positions at Genentech, Inc., including as Vice President of Business and Corporate Development. Mr. Simon currently serves as a director of Gritstone Oncology, Inc., Lycera Corporation and Nuvelution Pharma, Inc.  Mr. Simon has served on the board of directors of Achillion Pharmaceuticals, Inc. and Avanir Pharmaceuticals, Inc. and numerous private companies. He is also on the foundation board of the Gladstone Institute, a private not-for-profit research institute affiliated with the University of California, San Francisco. Mr. Simon received a B.S. in microbiology from the University of Maryland and earned his M.B.A. in marketing from Loyola University. Mr. Simon's experience as a director advising several companies, as well as his significant financial and investment experience qualifies him to serve as one of our directors.

Timothy Haines, age 58, has served as a director of the Company since October 2013. Mr. Haines has been a partner at Abingworth, a life science and healthcare private investment firm, since 2005. Prior to that, Mr. Haines was chief executive of Astex Therapeutics Limited. Mr. Haines was with Astex Therapeutics Limited for more than five years and was a director of the company at its sale to Otsuka in October 2013. Previously, he was chief executive of two divisions of the publicly listed medical technology company, Datascope Corp. Prior to Datascope, he held a number of senior management positions in the United States and Europe. Mr. Haines currently serves as a director of Lombard Medical Technologies Inc., Pixium Vision, Proteon Therapeutics, and Median Technologies. He has served as a director of Astex Pharmaceuticals and Xcounter AB and numerous private companies. Mr. Haines has a B.Sc. from Exeter University and an M.B.A. from INSEAD. Mr. Haines’ valuable experience gained from the executive positions he held at biotechnology and healthcare companies, as well as his experience as a director advising several companies, qualifies him to serve as one of our directors.

The Board of Directors Recommends a

Vote in Favor of Each Named Nominee.

Class III Directors Continuing in Office Until the 2017 Annual Meeting

R. Scott Greer, age 57, has served as a director of the Company since July 2014. Mr. Greer founded Numenor Ventures, LLC, a venture capital firm focused on life sciences companies, and has served as its Managing Director since June 2002. Prior to that, in 1996, Mr. Greer co‑founded Abgenix, Inc., a company that specialized in the discovery, development and manufacture of human therapeutic antibodies, and from June 1996 through May 2002, he served as its Chief Executive Officer. He also served as a director of Abgenix from 1996 and chairman of the board from 2000 until the acquisition of Abgenix by Amgen, Inc. in April 2006. Prior to Abgenix’s formation, Mr. Greer held senior management positions at Cell Genesys, Inc., a biotechnology company, initially as Chief Financial Officer and Vice President of Corporate Development and later as Senior Vice President of Corporate Development. Mr. Greer currently serves as a director of Inogen, Inc., StemCells, Inc., Versartis, Inc., Nektar Therapeutics, Inc. and as chairman of Calimmune, Inc. He previously served as chairman of the board of Sirna Therapeutics and Auspex, Inc. and as a director of Illumina, Inc., CV Therapeutics, Inc. and Affymax, Inc. He has also previously served on the board of numerous private companies. Mr. Greer received his B.A. in economics from Whitman College, earned his M.B.A. in business administration from Harvard University and was a certified public accountant. Mr. Greer’s significant financial, business and management expertise, coupled with his extensive experience as a director of multiple life science companies, qualifies him to serve as one of our directors.

Kevin O’Boyle, age 60, has served as a director of the Company since July 2014. From December 2010 to July 2011, Mr. O’Boyle served as Senior Vice President and Chief Financial Officer at Advanced BioHealing, Inc. until it was acquired by Shire Plc. From early 2003 to September 2009, Mr. O’Boyle served as Chief Financial Officer of NuVasive, Inc. Mr. O’Boyle currently serves as a director of GenMark Diagnostics, Inc., Wright Medical Group N.V. and Zeltiq Aesthetics, Inc. Mr. O’Boyle received a B.S. in accounting from Rochester Institute of Technology and completed the Executive Management Program at the University of California at Los Angeles, John E. Anderson Graduate Business School. Mr. O’Boyle is qualified to serve as one of our directors based on his financial and accounting expertise and his significant experience and familiarity with companies in the medical device and aesthetics industries.

Class I Director Continuing in Office Until the 2018 Annual Meeting

Jeffrey Nugent, age 69, has served as the Chairman of our Board and Chief Executive Officer since November 12, 2015 and a director of the Company since July 2014. Mr. Nugent was the Interim Chief Executive Officer of Biolase, Inc. from June 2014 to July 2015. Prior to that, Mr. Nugent was Founder, President and Chief Executive Officer of Precision Dermatology, Inc., a multi-channel skin care company that was acquired by Valeant Pharmaceuticals in February 2014. From 1999 to 2002, he served as the President and Chief Executive Officer of Revlon, Inc. and as Worldwide President and Chief Executive Officer of Neutrogena Corporation from 1995 to 1999. Mr. Nugent currently serves as a director of Biolase, Inc. and has previously served as a director of Precision Dermatology, Inc., Myoscience, Inc. and Merz Aesthetics, Inc. Mr. Nugent holds a B.S. in mathematics from St. Joseph's College and earned his M.B.A. in finance and marketing from Loyola University in Chicago. He served as an Artillery Officer in the United States Army. Mr. Nugent is qualified to serve as one of our directors based on his valuable business and management experience as the Chief Executive Officer of several companies in the medical device and aesthetics industries.

Information Regarding The Board Of Directors And Corporate Governance

Independence of The Board of Directors

As required under the NASDAQ listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following four directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Simon, Mr. Haines, Mr. Greer and Mr. Boyle. In making this determination, the Board found that none of these directors had a material or other disqualifying relationship with the Company.

Board Leadership Structure

Our Board is currently chaired by our Chief Executive Officer, Mr. Nugent. The Board has also appointed Mr. Simon as our lead independent director.

We believe that combining the positions of chief executive officer and board chair helps to ensure that the Board and management act with a common purpose. In our view, separating the positions of chief executive officer and board chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken our ability to develop and implement strategy. Instead, we believe that combining the positions of chief executive officer and board chair provides a single, clear chain of command to execute our strategic initiatives and business plans. In addition, we believe that a combined chief executive officer and board chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information.

The Board appointed Mr. Simon as our lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined chief executive officer and board chair. As the lead independent director, Mr. Simon presides over periodic meetings of our independent directors, serves as a liaison between our chairman and the independent directors and performs additional duties as our Board may otherwise determine or delegate from time to time. As a result, we believe that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, we believe that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the board chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Role of the Board in Risk Oversight

One of the Board’s key functions is informed oversight of our risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability‑creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk‑taking. Both the Board as a whole and the various standing committees receive periodic reports from our employees responsible for risk management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of The Board of Directors

The Board met seven times during the last fiscal year, four times in executive session. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these standing committees has a written charter approved by the Board that reflects applicable standards and requirements adopted by the SEC and NASDAQ. A copy of each charter is available to stockholders on the Company’s website at www.sientra.com under the Governance section and within the Investors section.

The following table provides membership and meeting information for the Company’s fiscal year ending December 31, 2015 for each of the Board committees:

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nicholas Simon		X
Timothy Haines	X
R. Scott Greer	X(1)	X*(1)	X*
Kevin O’Boyle	X*		X
Jeffrey Nugent(1)
Total meetings in fiscal 2015	4	4	1

*Committee Chairperson

(1)Mr. Nugent resigned from the Audit Committee and Compensation Committee in November 2015 in connection with his appointment as our Chief Executive Officer. Mr. Greer replaced Mr. Nugent on our Audit Committee and as the Committee Chairperson of our Compensation Committee in November 2015.

Below is a description of each committee of the Board.

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The committees periodically review their charters and assess their own performance. In addition, the Nominating and Corporate Governance Committee periodically reviews the performance of the Board, including Board committees, and management, and makes recommendations to the Board and management, as applicable, for areas of improvement as it deems appropriate.

Audit Committee

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non‑audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting, the objectivity of the Company’s financial reporting and the Company’s accounting policies and practices; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Messrs. O’Boyle, Haines and Greer. The Audit Committee met four times during the fiscal year.

The Board reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent, as defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards and Rule 10A‑3 of the Exchange Act, and that each such member meets the financial literacy requirements of NASDAQ.

In addition, our Board has determined that each of the directors serving on our Audit Committee meets the requirements for financial literacy under applicable rules and regulations of the SEC and NASDAQ. The Board has also determined that each of Messrs. O’Boyle and Greer qualify as an “audit committee financial expert,” within the meaning of SEC regulations and each meet the financial sophistication requirements of the NASDAQ listing standards. The Board made a qualitative assessment of Mr. O’Boyle’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for a public company. The Board also made a qualitative assessment of Mr. Greer’s level of knowledge and experience based on a number of factors, including his formal education and his experience as a chief financial officer for a public company.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with management of the Company the audited financial statements of Sientra for the fiscal year ended December 31, 2015. The Audit Committee has also reviewed and discussed with KPMG LLP, the Company’s independent registered public accounting firm, the audited financial statements and the audit results. The Audit Committee has discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB.

The Audit Committee has also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with KPMG LLP the accounting firm’s independence. Upon completing these activities, the Audit Committee concluded that KPMG LLP is independent from Sientra and its management.

Based on the foregoing, the Audit Committee has recommended to the Board , and the Board approved, that the audited financial statements be included in the Company’s Annual Report on Form 10‑K for the fiscal year ended December 31, 2015 and filed with the Securities and Exchange Commission.

Members of the Audit Committee:

Kevin O’Boyle (Chairman) R. Scott Greer Timothy Haines

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is composed of two directors: Messrs. Simon and Greer. Both members of the Company’s Compensation Committee are independent, as defined in Rule 5605(d)(2) of the NASDAQ listing standards, are non‑employee directors as defined in Rule 16b‑3 under the Exchange Act and are outside directors, as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee met four times during the fiscal year.

The Compensation Committee acts on behalf of the Board to review, adopt and/or recommend for adoption and oversee the Company’s compensation strategy, policies, plans and programs, including:

•

establishment of corporate objectives relevant to the compensation, including incentive‑based and equity‑based compensation, of the Company’s Chief Executive Officer and evaluation of performance in light of these stated objectives;

•	review and approval of the compensation and other terms of employment or service, including severance and change‑in‑control arrangements, of the Company’s Chief Executive Officer;
•	setting the compensation of the Company’s other executive officers, directors and other senior management based in part on recommendations of the Chief Executive Officer;
•	administration of the Company’s equity compensation plans, and other similar plans and programs;
•

preparing a compensation committee report on executive compensation as may be required from time to time to be included in the Company’s annual proxy statements or annual reports on Form 10‑K filed with the SEC; and

•

reviewing and discussing with management the Company’s Compensation Discussion and Analysis that the Company may be required from time to time to include in proxy statements and other SEC filings and considers whether to recommend that it be included in such filings.

In fulfilling its responsibilities, our Compensation Committee may form and delegate any or all of its responsibilities to subcommittees of our Compensation Committee, but only to the extent consistent with our amended and restated certificate of incorporation, our amended and restated bylaws, Section 162(m) of the Code, NASDAQ rules and regulations and other applicable law.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least four times annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. The Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in‑house legal counsel and certain other types of advisers, only after taking into consideration certain factors prescribed by the SEC and NASDAQ, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent. During 2015 the Compensation Committee retained Radford, an Aon Hewitt company, or Radford, as independent compensation consultant. The Compensation Committee requested that Radford evaluate and help refine the Company’s executive compensation strategies and practices and non-employee director compensation program. As part of its engagement, Radford was also requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Radford also conducted individual interviews with members of the Compensation Committee and senior management to learn more about our business operations and strategy and strategic goals, as well as the markets in which we compete. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. The Compensation Committee approved the recommendations of Radford subject to certain modifications deemed appropriate by the Compensation Committee.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held during the first quarter of the year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high‑level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year.

Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company‑wide compensation levels and recommendations of the Chief Executive Officer including analyses of executive and director compensation paid at other companies identified by the consultants to be comparable to us.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consisted of Messrs. Simon, Greer and Nugent until November 2015 when Mr. Nugent resigned from the Compensation Committee upon his appointment as our Chief Executive Officer. With the exception of Mr. Nugent, there is no other member of our Compensation Committee during 2015 who at any time has been our officer or employee. None of the members of our Compensation Committee during 2015 had a relationship that must be described under the SEC rules relating to disclosure of related person transactions. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or the compensation committee of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board is responsible for assessing the need for new directors, identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors’ performance, participation and qualifications, recommending to the Board candidates for selection to the Board, making recommendations to the Board regarding the membership of the committees of the Board, monitoring the quality of the relationship between management and the board, annually assessing the performance of the Board, and developing and monitoring a set of corporate governance principles for the Company.

The Nominating and Corporate Governance Committee is composed of two directors: Messrs. Greer and O’Boyle. Both members of the Nominating and Corporate Governance Committee are independent, as defined in Rule 5605(a)(2) of the NASDAQ listing standards. The Nominating and Corporate Governance Committee met zero times during the fiscal year.

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to the Company and level of participation), skills, diversity and expertise appropriate for the Company.  The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements and having the highest personal integrity and ethics.  In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee also intends to consider the current needs of the Board and the Company to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long‑term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and the Company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. During fiscal year 2015, the Nominating and Corporate Governance Committee engaged Davis Board Service, LLC to assist it with identifying and evaluating candidates and the Company paid  $36,667 for the services rendered. No candidate identified by Davis Board Service, LLC was appointed to the Board.  The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one year anniversary of the preceding year’s annual meeting. Submissions must include the full name, age and address of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of the Company’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders are also advised to review the Company’s bylaws, which contain additional requirements with respect to advance notice of Stockholder proposals and director nominations.

Stockholder Communications With The Board Of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Secretary of Sientra, Inc. at 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117. Each communication must set forth: the name and address of the Company stockholder on whose behalf the communication is sent; and, the number of Company shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by the Company’s Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Company’s Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Ethics

The Company has adopted the Sientra, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Company’s website at www.sientra.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of the Board has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. KPMG LLP has audited the Company’s financial statements since December 31, 2012. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board  is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will be counted toward the tabulation of votes on proposals presented to the stockholders and will have the same effect as negative votes. Broker non‑votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

Principal Accountant Fees and Services

The fees billed or expected to be billed by KPMG LLP for professional services rendered to the Company during fiscal year 2015 and 2014 are set forth below. The Audit Committee has concluded that the provision of the non-audit services described below by KPMG LLP to the Company did not and does not impair or compromise their independence. All fees described below were pre‑approved by the Audit Committee.

The fees billed by KPMG LLP for fiscal years 2015 and 2014 for services rendered to the Company were as follows:

	Fiscal Year Ended December 31,
	2015	2014
	(in thousands)
Audit Fees(a)	$ 844	$ 1,033
Audit‑related Fees(b)	137	2
Tax Fees(c)	202	48
All Other Fees(d)	0	0
Total Fees	$ 1,183	$ 1,083

(a)Audit fees for the year ended December 31, 2015 consist of the aggregate fees billed for professional services rendered for (i) the filing of our Registration Statement on Form S‑1 related to our follow-on offering; (ii) fees billed for review of our Quarterly Report on Form 10‑Q for the quarters of fiscal 2015 and (iii) fees billed for the audit of our financial statements presented in our Annual Report on Form 10‑K. Audit fees for the year ended December 31, 2014 consists of the aggregate fees billed for professional services rendered for (i) the filing of our Registration Statement on Form S‑1 related to our initial public offering; (ii) fees billed for review of our Quarterly Report on Form 10‑Q for the third quarter of fiscal 2014 and (iii) fees billed for the audit of our financial statements presented in our Annual Report on Form 10‑K.

(b)Includes fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including fees related to the support of business acquisitions and other technical issues, which are not reported under “Audit Fees.”

(c)Includes fees billed for professional services for tax compliance, tax advice and tax planning.

(d)Includes fees for products and services other than the services described above. During the fiscal years ended December 31, 2015 and 2014, KPMG did not provide any other services to us.

In connection with the audit of the 2015 financial statements, the Company entered into an engagement agreement with KPMG LLP that sets forth the terms by which KPMG LLP will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages.

Pre‑Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre‑approval of audit and non‑audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre‑approves specified services in the defined categories of audit services, audit‑related services and tax services up to specified amounts. Pre‑approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case‑by‑case basis before the independent auditor is engaged to provide each service. The pre‑approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board Of Directors Recommends

A Vote In Favor Of Proposal 2.

Executive Officers

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Jeffrey Nugent	69	Chairman of the Board and Chief Executive Officer
Matthew Pigeon	48	Senior Vice President, Chief Financial Officer and Treasurer
Charles Huiner	44	Chief Operating Officer and Senior Vice President of Corporate Development and Strategy

Jeffrey Nugent’s biographical information is included above with the director biographies under the caption “Class I Director Continuing in Office Until the 2018 Annual Meeting.”

Matthew Pigeon has served as a Senior Vice President, Chief Financial Officer and Treasurer since January 29, 2016 and our Chief Financial Officer and Treasurer since 2010. Prior to joining the Company, Mr. Pigeon served as an independent consultant in 2009 and Chief Financial Officer and Chief Strategy Officer for The FRS Company from 2006 to 2008. Before The FRS Company, Mr. Pigeon was a Principal at Banc of America Securities/Montgomery Securities and served in both the equity capital markets and investment banking groups from 1998 to 2004. Mr. Pigeon received his B.A. from the University of California at Santa Barbara and his M.B.A. from the University of Southern California. Mr. Pigeon currently serves on the board of directors for the non-profit Elings Park, Santa Barbara.

Charles Huiner has served as our Chief Operating Officer and Senior Vice President of Corporate Development and Strategy since January 29, 2016.  Mr. Huiner previously served as Chief Strategy and Corporate Development Officer since February 2014. Prior to joining the Company, Mr. Huiner served as the Vice President of Business Development and Marketing for InTouch Health from 2007 to 2014. Before InTouch Health, Mr. Huiner held various positions in the medical aesthetics industry, including as Senior Director of Corporate Development and Strategy for Inamed Corporation from 2003 to 2006 and Vice President of Corporate Development for Isolagen, Inc. from 2006 to 2007. Mr. Huiner developed extensive transactional and strategy experience serving in corporate finance and M&A capacities at Security Capital Group (now GE Capital), Prologis Trust and NatWest Bancorp. Mr. Huiner holds a B.A. in history and American studies from Williams College and earned his M.B.A. in marketing and finance from Northwestern University's Kellogg School.

Security Ownership of

Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2016 by: (i) each director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Entities affiliated with Abingworth Bioventures V LP(1)	2,199,012	12.17%
Entities affiliated with OrbiMed Private Investments III, LP.(2)	1,357,500	7.51%
Clarus Lifesciences I, L.P.(3)	2,730,765	15.11%
Entities affiliate with Park West Investors Master Fund, Limited(4)	904,600	5.01%
Visium Balanced Master Fund, Ltd.(5)	1,645,151	9.10%
Named Executive Officers and Directors
Jeffrey Nugent(6)	112,174	*
Matthew Pigeon(7)	134,451	*
Charlie Huiner(8)	55,023	*
Hani Zeini(9)	674,428	3.62%
Joel Smith(10)	88,557	*
Nicholas Simon(11)	2,737,222	15.14%
Timothy Haines(12)	2,205,469	12.20%
R. Scott Greer(13)	22,034	*
Kevin O’Bolye(14)	12,034	*
All current executive officers and directors as a group (7 persons)(15)	5,278,407	28.69%

*Less than one percent.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G and 13D filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 18,068,746 shares outstanding on March 31, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we have deemed outstanding shares of common stock to be subject to options held by that person that are currently exercisable or exercisable within 60 days after March 31, 2016. We have not deemed these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

(1)Consists of (i) 1,099,506 shares held of record by Abingworth Bioventures V LP, or ABV V, and (ii) 1,099,506 shares held of record by Abingworth Bioventures V Co‑Invest Growth Equity Fund LP., or AGE. ABV V and AGE are collectively referred to as the “Abingworth Funds.” The investment manager of the Abingworth Funds is Abingworth LLP, or Abingworth. Abingworth Bioventures V GP LP, a Scottish limited partnership, serves as the general partner of each of the Abingworth Funds. Abingworth Bioventures V GP LP has delegated to Abingworth all investment and dispositive power over the shares held by the Abingworth Funds. An investment committee of Abingworth, comprised of Joseph Anderson, Michael F. Bigham, Timothy Haines, one of our directors, Genghis Lloyd‑Harris and Stephen W. Bunting, approves investment and voting decisions by a majority vote, and no individual member has the sole control or voting power over the shares held by the Abingworth Funds. Each of Abingworth Bioventures V GP LP, Abingworth Bioventures V LP Limited, Joseph Anderson, Michael F. Bigham, Timothy Haines, one of our directors, Genghis Lloyd‑Harris and Stephen W. Bunting disclaims beneficial ownership of all shares held of record held by the Abingworth Funds. The address for the Abingworth Funds is c/o Abingworth LLP, 38 Jermyn Street, London SW1Y 6DN, United Kingdom.

(2)Consists of (i) 1,345,900 shares held of record by OrbiMed Private Investments III, LP, or OPI III, and (ii) 11,600 shares held of record by OrbiMed Associates III, LP, or Associates III. OPI III and Associates III are collectively referred to as the “OrbiMed Funds”. OrbiMed Capital GP III LC, or GP III, is the sole general partner of OPI III and as such may be deemed to beneficially own the shares held of record by OPI III. OrbiMed Advisors LLC, or OrbiMed, is the general partner of Associates III and the sole managing member of GP III, and may be deemed to beneficially own the shares held of record by the OrbiMed Funds. Samuel D. Isaly is the managing member of and owner of a controlling interest in OrbiMed and may be deemed to have voting and investment power over shares held by OPI III and Associates III. Mr. Isaly disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein. Mr. Isaly disclaims beneficial ownership of all shares held of record by the OrbiMed Funds in which he does not have a pecuniary interest. The address for the OrbiMed Funds entities is c/o OrbiMed Advisors LLC, 601 Lexington Avenue, 54th Floor, New York, NY 10024.

(3)Consists of 2,730,765 shares held of record by Clarus Lifesciences I, L.P., or Clarus I. Clarus Ventures I Management, L.P., or Clarus I GPLP, is the sole general partner of Clarus I and may be deemed to beneficially own certain of the shares held by Clarus I. Clarus I GPLP disclaims beneficial ownership of all shares held of record by Clarus I in which Clarus I GPLP does not have a pecuniary interest. Clarus Ventures I, LLC, or Clarus I GPLLC, is the sole general partner of Clarus I GPLP, and may be deemed to beneficially own certain of the shares held of record by Clarus I. Clarus I GPLLC disclaims beneficial ownership of all shares held of record by Clarus I in which it does not have a pecuniary interest. Each of Messrs. Henner, Liptak, Galakatos, Simon, one of our directors, Steinmetz and Wheeler, as individual managing directors of Clarus I GPLLC, may be deemed to beneficially own certain of the shares held of record by Clarus I. Each of Messrs. Galakatos, Henner, Liptak, Simon, Steinmetz and Wheeler disclaims beneficial ownership of all shares held of record by Clarus I in which he does not have a pecuniary interest. The address for Clarus I is 101 Main Street, Suite 1210, Cambridge, MA 02142.

(4)Consists of (i) 794,819 shares held of record by Park West Investors Master Fund, Limited, or PWIMF, and (ii) 109,781 shares held of record by Park West Partners International, Limited, or PWPI. PWIMF and PWPI are collectively referred to as the “PW Funds”. Park West Asset Management LLC, or PWAM, is the investment manager to the PW Funds and may be deemed to beneficially own the shares held by the PW Funds. PWAM disclaims beneficial ownership of all shares held of record by the PW Funds in which PWAM does not have a pecuniary interest. Peter S. Park is the sole member and manager or PWAM and may be deemed to beneficially own the shares held by PWAM. Mr. Park disclaims beneficial ownership of all shares held of record by PWAM in which Mr. Park does not have a pecuniary interest. The address for the PW Funds entities is 900 Larkspur Landing Circle, Suite 165, Larkspur, California 94939.

(5)Consists of 1,645,151 shares held of record by Visium Balanced Master Fund, Ltd, a Cayman Island corporation, or VBMF. Visium Asset Management, L.P, a Delaware limited partnership, or VAM, is an investment manager to VBMF and may be deemed to beneficially own the shares held by VBMF. VAM disclaims beneficial ownership of all shares held of record by VBMF in which VAM does not have a pecuniary interest. JG Asset, LLC, a Delaware limited liability company, or JG Asset, is the general partner of VAM and may be deemed to beneficially own the shares held by VBMF. JG Assets disclaims beneficial ownership of all shares held of record by VBMF in which JG Assets does not have a pecuniary interest. Jacob Gottlieb, or Gottlieb, is the Managing Member of JG Asset and may be deemed to beneficially own the shares held by VBMF. Gottlieb disclaims beneficial ownership of all shares held of record by VBMF in which Gottlieb does not have a pecuniary interest. The address for VBMF is c/o Visium Asset Management, LP, 888 Seventh Avenue, New York, NY 10019.

(6)Consists of (i) 1,125 shares held of record by Mr. Nugent and (ii) options to purchase 111,049 shares exercisable within 60 days of March 31, 2016.

(7)Consists of (i) 1,248 shares held of record by Mr. Pigeon and (ii) options to purchase 133,203 shares exercisable within 60 days of March 31, 2016.

(8)Consists of (i) 4,933 shares held of record by Mr. Huiner and (ii) options to purchase 50,090 shares exercisable within 60 days of March 31, 2016.

(9)Consists of (i) 91,848 shares held of record by Mr. Zeini and (ii) options to purchase 582,580 shares exercisable within 60 days of March 31, 2016.

(10)Consists of (i) 1,481 shares held of record by Mr. Smith and (ii) options to purchase 87,076 shares exercisable within 60 days of March 31, 2016.

(11)Consists of (i) options to purchase 6,457 shares exercisable within 60 days of March 31, 2016, and (ii) the shares held of record by Clarus I and disclosed in footnote (3) above. Mr. Simon is a managing director of Clarus I GPLLC and may be deemed to beneficially own certain of the shares held of record by Clarus I, as disclosed in footnote (3). Mr. Simon disclaims beneficial ownership of all shares held of record by Clarus I, except to the extent of his pecuniary interest therein.

(12)Consists of (i) options to purchase 6,457 shares exercisable within 60 days of March 31, 2016, and (ii) the shares held of record by the Abingworth Funds and disclosed in footnote (1) above. Abingworth approves investment and voting decisions by a majority vote, and no individual member of Abingworth has the sole control or voting power over the shares held by the Abingworth Funds. Mr. Haines is a member of the investment committee of Abingworth and may be deemed to beneficially own certain of the shares held of record by Abingworth, as disclosed in footnote (1). Mr. Haines disclaims beneficial ownership of all shares held of record by the Abingworth Funds, except to the extent of his pecuniary interest therein.

(13)Consists of (i) 10,000 shares held of record by Mr. Greer and (ii) options to purchase 12,034 shares exercisable within 60 days of March 31, 2016.

(14)Consists of options to purchase 12,034 shares exercisable within 60 days of March 31, 2016.

(15)Consists of (i) 4,947,083 shares held of record by the Company’s current executive officers and directors and (ii) options to purchase 331,324 shares exercisable within 60 days of March 31, 2016.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company  during the fiscal year ended December 31, 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, other than the failure to file one Form 4 for Mr. Smith and the following late filings: one late Form 4 each for Mr. Zeini, Mr. Pigeon and Mr. Huiner.

Executive Compensation

Our named executive officers for fiscal year 2015 are:

•	Jeffrey Nugent, our Chairman of the Board and Chief Executive Officer;
•	Hani Zeini, our Founder and Former President and Chief Executive Officer;
•	Matthew Pigeon, our Senior Vice President, Chief Financial Officer and Treasurer;
•	Charles Huiner, our Chief Operating Officer and Senior Vice President of Corporate Development and Strategy; and
•	Joel Smith, our Former General Counsel, Secretary and Chief Compliance Officer.

Summary Compensation Table

Name and Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Stock Awards ($)(1)	Non‑Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Jeffrey Nugent Chairman of the Board and Chief Executive Officer	2015	79,615(3)	150,000(4)	1,260,719(5)	69,813(6)		56,873(7)	1,617,020
Hani Zeini Founder and Former President and Chief Executive Officer	2015	614,628(8)		722,075(9)			969,596(10)	2,306,299
	2014	461,250				350,000	1,681	812,931
Matthew Pigeon	2015	345,503(11)	146,250 (12)	377,116(13)				868,869
Senior Vice President, Chief Financial Officer and Treasurer	2014	317,088		43,755		155,000	873	516,716
Charles Huiner	2015	272,500(13)	119,250 (12)	174,050(15)				565,800
Chief Operating Officer and Senior Vice President of Corporate Development and Strategy	2014	265,000		437,089		96,000		798,089
Joel Smith	2015	350,311(16)		174,050(15)			388,985(17)	913,346
Former General Counsel, Secretary and Chief Compliance Officer	2014	287,000		76,571		130,000	10,199	503,770

(1)In accordance with SEC rules, in the case of time-based equity awards, this column reflects the aggregate grant date fair value of such equity awards, as computed in accordance with FASB ASC Topic 718 and in the case of equity awards that are subject to performance conditions, the value at the grant date based upon the probable outcome of such conditions, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in the notes to our financial statements included in our annual report on Form 10‑K for the year ended December 31, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service‑based vesting conditions. These amounts do not reflect the actual economic value that will be realized by our named executive officers upon the vesting of such equity awards or the sale of the common stock underlying such awards.

(2)Amounts shown represent annual performance bonuses earned for 2014,which were each paid in the first fiscal quarter of 2015. For more information regarding these payments, see the discussion under the heading “Compensation Elements—Annual Performance-Based Cash Bonus” below.

(3)Mr. Nugent has served on our Board since July 2014. On November 12, 2015, Mr. Nugent entered into an Employment Agreement with the Company and was appointed our Chief Executive Officer. Pursuant to Mr. Nugent’s Employment

Agreement, his base salary is $600,000 which was prorated for the portion of fiscal year 2015 in which he served as Chief Executive Officer.

(4)This amount represents the sum of (i) a cash signing bonus for $100,000 that Mr. Nugent received in connection with his appointment as Chief Executive Officer, and (ii) a discretionary performance-based cash bonus for  $50,000, which the Board approved based on the evaluation of his performance in fiscal year 2015.

(5)This amount represents the sum of (i) $1,185,711, the aggregate grant date fair value of an option award granted on November 12, 2015 in connection with Mr. Nugent’s appointment as Chief Executive Officer, and (ii) $75,008, the aggregate grant date fair value of an option award granted on June 26, 2015 as part of Mr. Nugent’s non-employee director compensation.

(6)This amount represents the aggregate grant date fair value of a restricted stock unit award granted on November 12, 2015 in connection with Mr. Nugent’s appointment as Chief Executive Officer.

(7)The amount of compensation in the “All Other Compensation” column for Mr. Nugent includes (i) $51,923 in fees that Mr. Nugent received in fiscal year 2015 prior to his appointment as Chief Executive Officer, and (ii) $4,950 in legal fees the Company reimbursed Mr. Nugent in connection with the negotiation of his employment agreement.

(8)Mr. Zeini’s salary for 2015 includes a $74,945 cash payment which was made in July 2015 when the Company implemented a limit on the amount of paid time off that employees could accrue at 200% over the annual paid time of benefit afforded to each individual employee, which was 200 hours per year in the case of Mr. Zeini, and paid all employees who were over that limit out to reduce the amount of paid time off each such employee had accrued to 150% over their individual paid time off benefit. Mr. Zeini resigned as our President and Chief Executive Officer effective November 12, 2015 and his salary for 2015 also includes a $83,815 cash payment for accrued paid time off upon Mr. Zeini’s resignation.

(9)This amount represents the sum of (i) $627,200, the aggregate grant date fair value of an option award granted on January 27, 2015, and (ii) $94,875, the maximum possible value of the option award granted on January 27, 2015, using the grant date fair value.

(10)The amount of compensation in the “All Other Compensation” column for Mr. Zeini for 2015 includes (i) $65,124 in consulting fees, (ii) the following severance benefits: (x) a cash payment of $871,000, which is equivalent to the sum of twelve (12) months of his base salary as in effect on the separation date plus the annual bonus earned by Mr. Zeini in connection with the completion of the fiscal year prior to the separation date, and (y)  up to twelve months of COBRA premium contributions valued at $25,572, and (iii) $7,900 in legal fees the Company reimbursed Mr. Zeini in connection with the negotiation of his separation agreement and consulting agreement.

(11)Mr. Pigeon’s salary for 2015 includes a $17,378 cash payment which was made in July 2015 when the Company implemented a limit on the amount of paid time off that employees could accrue at 200% over the annual paid time of benefit afforded to each individual employee, which was 200 hours per year in the case of Mr. Pigeon, and paid all employees who were over that limit out to reduce the amount of paid time off each such employee had accrued to 150% over their individual paid time off benefit. On January 29, 2016, the Board increased Mr. Pigeon’s base salary from $325,000 to $350,000, effective November 15, 2015, and Mr. Pigeon’s salary for 2015 includes a $3,125 true-up earned in connection therewith.

(12)The amount represents payments which were paid on a discretionary basis as discussed under the section titled “Compensation Elements—Annual Performance-Based Cash Bonus” below.

(13)This amount represents the sum of (i) $339,739, the aggregate grant date fair value of an option award granted on January 27, 2015, and (ii) $37,377, the maximum possible value of the option award granted on January 27, 2015, using the grant date fair value.

(14)On January 29, 2016, the Board increased Mr. Huiner’s base salary from $265,000 to $325,000, effective November 15, 2015, and Mr. Huiner’s salary for 2015 includes a $7,500 true-up earned in connection therewith.

(15)This amount represents the sum of (i) $156,800, the aggregate grant date fair value of an option award granted on January 27, 2015, and (ii) $17,250, the maximum possible value of the option award granted on January 27, 2015, using the grant date fair value.

(16)Mr. Smith’s salary for 2015 includes a $39,549 cash payment which was made in July 2015 when the Company implemented a limit on the amount of paid time off that employees could accrue at 200% over the annual paid time of benefit afforded to each individual employee, which was 200 hours per year in the case of Mr. Smith, and paid all employees who were over that limit out to reduce the amount of paid time off each such employee had accrued to 150% over their individual paid time off benefit. Mr. Smith resigned as our General Counsel, Secretary and Chief Compliance Officer effective November 12, 2015 and his salary for 2015 also includes a $48,262 cash payment for accrued paid time off upon Mr. Smith’s resignation.

(17)The amount of compensation in the “All Other Compensation” column for Mr. Smith for 2015 includes (i) $18,528 in commuting expenses in fiscal year 2015, (ii) the following severance benefits: (x) a cash payment of $337,548, which is equivalent to the sum of nine (9) months of his base salary as in effect on the separation date plus the pro-rated annual bonus earned by Mr. Smith for the fiscal year prior to the separation date, and (y)  up to nine (9) months of COBRA premium contributions valued at $18,909 and (iii) $14,000 in legal fees the Company reimbursed Mr. Smith in connection with the negotiation of his separation agreement.

Compensation Elements

The executive compensation program for our named executive officers generally consists of a base salary, an annual performance-based cash bonus, equity‑based awards and other benefits.

Base Salary

We pay base salaries to attract and retain key executives with the necessary experience for our future growth and success. Base salaries provide certainty to our named executive officers as to a fixed amount of their compensation. Base salaries reflect each executive officer’s responsibility level, tenure with us, individual performance and business experience. The compensation of our named executive officers is generally determined and approved by our Compensation Committee, which recommends its decisions to our Board. Our Board, without the members of management present, ultimately ratifies and approves all compensation decisions. Our Compensation Committee approved the following 2015 base salaries for our named executive officers, which became effective on January 1, 2015 (with the exception of Mr. Nugent whose base salary became effective upon his appointment as Chief Executive Officer on November 12, 2015).

Name	2015 Base Salary
Jeffrey Nugent	600,000
Hani Zeini	521,000
Matthew Pigeon	325,000(1)
Charlie Huiner	265,000(2)
Joel Smith	300,000

(1)On January 29, 2016, our Board approved an increase in Mr. Pigeon’s annual base salary from $325,000 to $350,000, which became effective on November 15, 2015 in connection with his promotion to Senior Vice-President, Chief Financial Officer and Treasurer.

(2)On January 29, 2016, our Board approved an increase in Mr. Huiner’s annual base salary from $265,000 to $325,000, which became effective on November 15, 2015 in connection with his promotion to Senior Vice-President, Chief Financial Officer and Treasurer.

Annual Performance-Based Cash Bonus

In addition to base salaries, each of our executives is eligible to earn an annual cash bonus, which is designed to provide an appropriate incentive to our executives to achieve defined, pre-established annual corporate and individual goals as approved by our Compensation Committee and to reward our executives for individual achievement towards these goals. The target bonus opportunity for each executive is generally set as a percentage of the executive’s base salary. Our Compensation Committee usually determines each executive’s annual corporate and individual goals for any given fiscal year at the beginning of such fiscal year.

Pursuant to their employment agreements, each named executive officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below. Each executive must be employed through the end of the applicable calendar year to receive an annual cash bonus for that year.

Name	Target Bonus (%)
Jeffrey Nugent	75%
Hani Zeini	75%
Matthew Pigeon	45%
Charlie Huiner	45%
Joel Smith	45%

Under the terms of Mr. Nugent’s employment agreement, because Mr. Nugent was appointed as Chief Executive Officer on November 12, 2015, he was not eligible for an annual cash bonus based on a percentage of his salary for fiscal year 2015, but rather was eligible for a discretionary performance-based cash bonus of up to $50,000 which the Board approved based on the evaluation of his performance in fiscal year 2015.

Neither Mr. Zeini nor Mr. Smith was eligible for an annual performance-based cash bonus based on a percentage of their salary for fiscal year 2015 since both executives resigned from the Company effective November 12, 2015.

Each named executive officer’s annual performance-based cash bonus is subject to the satisfaction of certain revenue targets. Although the Compensation Committee determined that the Company did not achieve the revenue target previously set for 2015, the Compensation Committee elected to approve a bonus at the target bonus percentage for each named executive officer other than Mr. Nugent, Mr. Zeini, and Mr. Smith, as reflected in the Summary Compensation Table above due to their notable contributions to the Company and as a retention effort.

Equity‑Based Awards

Our equity‑based incentive awards are designed to align the interests of our named executive officers and other participants with the interests of our stockholders. Our Board or Compensation Committee is responsible for approving equity grants. We have generally granted only stock option awards to our named executive officers and employees because we believe in using equity compensation to reward our named executive officers and other employees for stock price appreciation; however, we entered into a restricted stock award agreement with Mr. Nugent in connection with his appointment as our Chief Executive Officer on November 12, 2015. Most of our stock option grants and the restricted stock unit award granted to Mr. Nugent vest over a four-year period. Because vesting of equity awards is tied to continuous service with us, our equity-based incentives also encourage the retention of our named executive officers through the vesting period of the awards.

We generally provide initial grants in connection with the commencement of employment of our named executive officers and annual retention grants at or shortly following the end of each year. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering, we have granted all equity awards pursuant to the Sientra Inc. 2007 Equity Incentive Plan, or the 2007 Plan. Since our initial public offering, all equity awards granted to our named executive officers and other employees have been pursuant to the 2014 Equity Incentive Plan, or the 2014 Plan. All options are granted with a per share exercise price equal to no less than the fair market value of a share of our common stock on the date of the grant of such award. Generally our stock option awards vest over a four‑year period subject to the holder’s continuous service to us.

In January 2015, our Compensation Committee also decided to grant certain of our executive officers and certain key employees options that vest based on our achievement of a revenue target that our Board or Compensation Committee sets each fiscal year, which we believe further aligns our named executive officers’ interests with our Company goals and the interests of our stockholders. Following the end of each fiscal year (beginning with 2015), the Compensation Committee determines whether the revenue target for the prior year was met, and in the event that the revenue target for the preceding year was achieved, then 25% of the total shares subject to the performance option vest. In the event that the Compensation Committee determines that the revenue target for a particular year was not met, and later determines that the revenue target for the immediately following year was achieved, then 50% of the shares subject to the performance option vest (that is, the 25% from the prior year and the 25% from the current year). On January 26, 2016, the Compensation Committee determined that the Company did not achieve the revenue target previously set for 2015, but nevertheless determined to permit the discretionary vesting of 25% of the total shares underlying the performance option for the then-current executive officers and key employees due to their notable contributions to the Company and as a retention effort. On January 26, 2016, the Compensation Committee determined that due to recent events, including the voluntary suspension of the sale of breast implant products from October

2015 through March 2016, it would be too difficult to set a revenue target for the vesting of the performance options in fiscal year 2016. As a result, in lieu of a revenue target for fiscal year 2016, the Compensation Committee approved key corporate objectives which include restarting commercial activities, securing a stable manufacturing supply chain, optimizing operations and rebuilding shareholder value to be accomplished over fiscal year 2016. The Compensation Committee will convene at the end of fiscal year 2016 to determine whether the key corporate objectives were accomplished, and if they were, then 25% of the shares subject to the performance option will vest.

Benefit Programs and Perquisites

Our employee benefit programs, including our health and welfare programs and employee stock purchase plan, are designed to provide a competitive level of benefits to our employees generally, including our named executive officers. We adjust our employee benefit programs as needed based upon regular monitoring of applicable laws and practices and the competitive market. Our named executive officers are eligible to participate in the same employee benefit plans, and on the same terms and conditions, as all other U.S. full‑time employees.

Currently, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. However, pursuant to the Company’s employment agreement with Mr. Smith, our former General Counsel, Secretary and Chief Compliance Officer, the Company agreed to reimburse Mr. Smith for his commuting expenses for travel from his residence in San Diego, California to the Company’s offices in Santa Barbara, California which terminated upon his resignation. All future practices with respect to perquisites or other personal benefits will be subject to review and approval by the Compensation Committee.

Outstanding Equity Awards at December 31, 2015

The following table shows certain information regarding outstanding equity awards held by the Company’s named executive officers at December 31, 2015.

		Option Awards					Stock Awards
Name	Grant Date	Vesting Commencement Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Jeffrey Nugent	7/22/2014	7/22/2014	4,569	4,521(2)	13.255	7/22/2024
	6/26/2015	6/26/2015	3,522	3,515(3)	25.18	6/26/2025
	11/12/2015	11/12/2015	12,957	608,974(4)(5)	3.88	11/12/2025
	11/12/2015	11/12/2015					17,993(5)(6)	106,519

Hani Zeini	6/15/2007	4/4/2007	335,114	—	1.65	6/14/2017(8)
	1/15/2009	1/15/2009	111,704	—	2.34	1/14/2019(8)
	4/19/2012	3/9/2012	104,558	4,532(4)	3.99	4/18/2022(8)
	1/27/2015	1/27/2015	20,004	59,996(4)	15.65	1/26/2025(8)
	1/27/2015	1/27/2016	—	55,000(7)	15.65	1/26/2025(8)

Matthew Pigeon	1/1/2010	1/1/2010	71,090	—	2.34	1/1/2020
	4/19/2012	3/9/2012	36,428	1,572(5)(9)	3.99	4/18/2022
	4/24/2014	1/1/2014	3,643	3,629(5)(9)	11.00	4/24/2024
	1/27/2015	1/27/2015	—	43,334(5)(9)	15.65	1/26/2025
	1/27/2015	1/27/2016	—	21,666(5)(7)	15.65	1/26/2025

Charles Huiner	4/24/2014	2/4/2014	34,858	37,869(5)(9)	11.00	4/24/2014
	1/27/2015	1/27/2015	—	20.000(5)(9)	15.65	1/26/2025
	1/27/2015	1/27/2016	—	10,000(5)(7)	15.65	1/26/2025

Joel Smith	6/19/2007	6/1/2007	38,545	—	1.65	6/18/2017(10)
	1/15/2009	1/15/2009	16,000	—	2.34	1/14/2019(10)
	4/19/2012	3/9/2012	26,689	—(10)	3.99	4/18/2022(10)
	4/24/2014	1/1/2014	5,842	—(10)	11.00	4/24/2024(10)

(1)The market values of the restricted stock unit awards that have not vested are calculated by multiplying the number of restricted stock unit awards shown in the table by the closing share price of our common stock on December 31, 2015 (the last trading day of our 2015 fiscal year) as reported on NASDAQ, which was $5.92.

(2)Mr. Nugent received this option in connection with his appointment to the Board in July 2014. The shares subject to the option vest over a three (3) year period, with approximately 1/36th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(3)Mr. Nugent received this option as a member of our Board pursuant to our non-employee director policy prior to his appointment as our Chief Executive Officer. The shares subject to the option vest over a one (1) year period, with approximately 1/12th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(4)The shares subject to the option vest over a four (4) year period, with approximately 1/48th of the shares vesting each month following the vesting commencement date, subject to continued service with us through each vesting date.

(5)Option or restricted stock unit award is subject to accelerated vesting upon a qualifying termination of the executive’s employment with us, as described under “—Potential Payments and Benefits upon Termination or Change in Control.”

(6)The shares subject to this restricted stock unit award vest in equal three (3) month installments over a four (4) year period, commencing on the three month anniversary of the vesting commencement date, subject to continued service with us through each vesting date.

(7)The shares subject to the option vest only upon achievement of specified revenue targets for each fiscal year ending 2015-2019, as described under “—Equity Based Awards”.

(8)While Mr. Zeini resigned from the Company effective November 12, 2015, shares underlying his time-based stock options continue to vest after his resignation due to continued service to the Company as a member of our Board or consultant. In connection with Mr. Zeini’s resignation, Mr. Zeini’s post-service option exercise period was extended until the later of (i) the post-termination exercise period provided in the relevant option agreement or (ii) March 31, 2017, provided that no option is exercisable later than the expiration of the term of such option.

(9)The shares subject to the option vest over a four‑year period as follows: 25% of the shares underlying the options vest on the one‑year anniversary of the vesting commencement date and thereafter approximately 1/48th of the shares vest each month, subject to continued service with us through each vesting date.

(10)Mr. Smith resigned from the Company effective November 12, 2015. In connection with his resignation, all shares underlying time-based stock options that had not vested as of November 12, 2015 were forfeited and the performance based option granted to Mr. Smith on January 26, 2015 that had not commenced vesting was also forfeited. In connection Mr. Smith’s resignation, Mr. Smith’s post-service option exercise period was extended until the later of (i) the post-termination exercise period provided in the relevant option agreement or (ii) March 31, 2017, provided that no option is exercisable later than the expiration of the term of such option.

Employment Agreements with our Named Executive Officers

The terms and conditions of employment for each of our named executive officers are set forth in employment agreements. Each such agreement provides for certain potential payments and benefits due upon a termination of employment or a change in control of Sientra, which are further described below under “—Potential Payments Upon Termination Following a Change in Control.” In addition, each of our executive officers has also executed our standard form of confidential information and invention assignment agreement. A summary of our current employment agreements with each of our named executive officers is set forth below.

Employment Agreement with Mr. Nugent.  We entered into an employment agreement with Mr. Nugent on November 12, 2015 setting forth the terms of Mr. Nugent’s employment as our Chief Executive Officer. Pursuant to the agreement, Mr. Nugent is entitled to an annual base salary of $600,000 and was provided a signing bonus of $100,000. He is also eligible to receive an annual discretionary performance bonus of up to 75% of his base salary for each full calendar year during the employment period, and for the partial 2015 calendar year for which he served as Chief Executive Officer was eligible to receive a discretionary performance bonus of up to $50,000. Pursuant to his employment agreement, on November 12, 2015 Mr. Nugent was granted: (i) a nonqualified stock option to purchase 621,931 shares of the Company’s common stock at a per share exercise price equal to $3.88 which equaled the fair market value of the Company’s common stock on the grant date, and (ii) a restricted stock unit award covering 17,993 shares of the Company’s common stock, and (iii) on January 1, 2016, Mr. Nugent was granted an additional nonqualified stock option to purchase 241,753 shares of the Company’s common stock at a per share exercise price equal to $5.92 which equaled the fair market value of the Company’s common stock on the day of grant. The stock options vest in equal monthly installments over a forty-eight (48) month period commencing on December 12, 2015 the first month anniversary of November 12, 2015 and the restricted stock units vest in equal three (3) month installments over a forty-eight (48) month period commencing on the three (3) month anniversary of November 12, 2015. Mr. Nugent is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Mr. Zeini. We entered into an employment agreement with Mr. Zeini on October 15, 2014 setting forth the terms of Mr. Zeini’s employment as our Chief Executive Officer and President. Pursuant to the agreement, Mr. Zeini was entitled to an annual base salary of $461,250, which was subsequently increased to $521,000 for 2015. He was also eligible to receive an annual discretionary performance bonus of up to 65% of his base salary, which was increased to 75% for 2015. Mr. Zeini resigned as our Chief Executive Officer and President effective November 12, 2015, and in connection with Mr. Zeini’s resignation, Mr. Zeini and the Company entered into a separation agreement, pursuant to which he received certain severance benefits as further described below.

Consulting Agreement with Mr. Zeini. To ensure a smooth transition of the Chief Executive Officer position from Mr. Zeini to Mr. Nugent, on November 12, 2015, the Company entered into a consulting agreement with Mr. Zeini. The term of the consulting agreement is from November 12, 2015 through December 31, 2016. Pursuant to the consulting agreement, Mr. Zeini will provide consulting services to the Company in the area of his experience and expertise for up to thirty (30) hours per month and Mr. Zeini will be compensated in the amount of $43,416 per month. The Company also agreed to pay reasonable legal fees incurred by Mr. Zeini in connection with the negotiation of the consulting agreement.

Employment Agreement with Mr. Pigeon.  We entered into an employment agreement with Mr. Pigeon on February 1, 2015 setting forth the terms of Mr. Pigeon’s employment as our Chief Financial Officer and Treasurer. Pursuant to the agreement, Mr. Pigeon was entitled to an annual base salary of $313,733, which the Board increased to $350,000 effective November 15, 2015 in connection with his promotion to Senior Vice-President, Chief Financial Officer and Treasurer. Mr. Pigeon is eligible to receive an annual discretionary performance bonus of up to 45% of his base salary. Mr. Pigeon is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Mr. Huiner.  We entered into an employment agreement with Mr. Huiner on February 1, 2015 setting forth the terms of Mr. Huiner’s employment as our Chief Strategy and Corporate Development Officer. Pursuant to the agreement, Mr. Huiner was entitled to an annual base salary of $265,000, which the Board increased to $325,000 effective November 15, 2015 in connection with his promotion to Senior Vice-President, Chief Financial Officer and Treasurer. Mr. Huiner is eligible to receive an annual discretionary performance bonus of up to 45% of his base salary. Mr. Huiner is entitled to certain severance payments and benefits under his employment agreement as further described below.

Employment Agreement with Mr. Smith.    We entered into an employment agreement with Mr. Smith on February 1, 2015 setting forth the terms of Mr. Smith’s employment as our General Counsel, Chief Compliance Officer and Corporate Secretary. Pursuant to the agreement, Mr. Smith was entitled to an annual base salary of $300,000, and was eligible to receive an annual discretionary performance bonus of up to 45% of his base salary. The employment agreement also provides for reimbursement of Mr. Smith’s commuting costs. Mr. Smith resigned as our General Counsel, Chief Compliance Officer and Corporate Secretary effective November 12, 2015, and in connection with Mr. Smith’s resignation, the Company entered into a separation agreement as further described below.

Payments upon Termination or Change of Control

Our Board has approved severance arrangements with each of our named executive officers, as summarized below.  The receipt of any termination‑based payments or benefits by our named executive officers was or is subject to the executive’s execution and the effectiveness of a release of claims against us. In addition, Mr. Nugent, Mr. Pigeon and Mr. Huiner’s employment agreement each contains a better after-tax provision, which provides that if any of the payments to the applicable executive constitutes a parachute payment under Section 280G of the Internal Revenue Code, or the Code, the payments will either be (i) reduced or (ii) provided in full to the executive, whichever results in the executive receiving the greater amount after taking into consideration the payment of all taxes, including the excise tax under Section 4999 of the Code.

Mr. Zeini’s Separation Agreement

On November 12, 2015, in connection with Mr. Zeini’s resignation from the Company effective November 12, 2015, we entered into a separation agreement with Mr. Zeini that provides for the following payments and benefits: (i) a lump sum cash severance payment totaling $871,000, which is equivalent to the sum of twelve (12) months of his base salary as in effect on the separation date plus the annual bonus earned by Mr. Zeini in connection with the completion of the fiscal year prior to the separation date, and (ii) up to twelve (12) months of Company paid COBRA premium contributions by the Company with such contributions ending on the earlier of (a) twelve (12) months from the date of separation, (b) the expiration of Mr. Zeini’s eligibility for continued COBRA coverage or (c) the date on which Mr. Zeini becomes eligible for health coverage under the group health plan of another employer. Pursuant to the separation agreement, Mr. Zeini’s post-termination option exercise period was extended such that Mr. Zeini may exercise the vested shares underlying his outstanding stock options until the later of (i) the post-termination option exercise period provided in the relevant option agreement or (ii) March 31, 2017; provided that no option is exercisable later than the expiration of the term of such option. The Company also agreed to pay reasonable legal fees incurred by Mr. Zeini in connection with the negotiation of the separation agreement.

Mr. Smith’s Separation Agreement

On December 7, 2015, in connection with Mr. Smith’s resignation from the Company effective November 12, 2015, we entered into a separation agreement with Mr. Smith that provides for the following payments and benefits: (i) cash severance payments totaling $337,548 which is equivalent to the sum of nine (9) months of his base salary as in effect on the separation date plus the pro-rated annual bonus earned by Mr. Smith for the fiscal year prior to the separation date, to be paid in equal installments on the Company’s regularly scheduled payroll dates following the effective date of his resignation, and (ii) up to nine (9) months of Company paid COBRA premium contributions by the Company with such contributions ending on the earlier of (a) nine (9) months from the date of separation, (b) the expiration of Mr. Smith’s eligibility for continued COBRA coverage or (c) the date on which Mr. Smith becomes eligible for health coverage under the group health plan of another employer. Pursuant to the separation agreement, Mr. Smith’s post-termination option exercise period was extended such that Mr. Smith may exercise the vested shares underlying his outstanding stock options until the later of (i) the post-termination option exercise period provided in the relevant option agreement or (ii) March 31, 2017; provided that no option is exercisable later than the expiration of the term of such option. The Company also agreed to pay reasonable legal fees incurred by Mr. Smith in connection with the negotiation of his separation agreement.

Mr. Nugent’s Employment Agreement

Mr. Nugent’s employment agreement provides that in the event Mr. Nugent’s employment is terminated by us without “cause” (as defined in his employment agreement) on or prior to November 12, 2017, Mr. Nugent will be entitled to receive the following payments and benefits: (i) a lump‑sum severance payment equal to the sum of twenty-four (24) months of his then‑current base salary plus two (2) times the annual bonus earned by Mr. Nugent in connection with the completion of the fiscal year prior to the separation date; (ii) up to eighteen (18) months of Company paid COBRA premiums; and (iii) vesting of Mr. Nugent’s then‑unvested equity awards for the number of shares that would have vested during the twelve (12) months following his termination of employment had his employment not terminated.

In the event Mr. Nugent’s employment is terminated by us without “cause” after November 12, 2017, Mr. Nugent will be entitled to receive the following payments and benefits: (i) a lump‑sum severance payment equal to the sum of twelve (12) months of his then‑current base salary plus the annual bonus earned by Mr. Nugent in connection with the completion of the fiscal year prior to the separation date; (ii) up to eighteen (18) months of Company paid COBRA premiums; and (iii) all of his then‑unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation.

If Mr. Nugent’s employment is terminated by us without “cause” or he resigns for “good reason” (as defined in his employment agreement) on or within twelve (12) months following a “change in control” of Sientra (as defined in the 2014 Plan), and such separation represents a “separation of service” (as defined under Treasury Regulation Section 1.409A-1(h)), then Mr. Nugent will be entitled to severance benefits summarized above. In addition, if unvested Sientra equity awards are not assumed by an acquiror in a change of control, then Mr. Nugent will be entitled to receive full accelerated vesting of such awards effective as of the closing of such transaction.

Mr. Pigeon and Mr. Huiner

Mr. Pigeon’s employment agreement and Mr. Huiner’s employment agreement each provide that in the event that the applicable executive’s employment is terminated by us without “cause” (as defined in the applicable employment agreement)

then such executive will be entitled to receive the following payments and benefits pursuant to that employment agreement: (i) cash severance in the form of continuation of his then‑current base salary for nine (9) months and (ii) up to nine (9) months of Company paid COBRA premiums. If addition, if the applicable executive’s employment is terminated by us without “cause” or such executive resigns for “good reason” (as defined in the employment agreement) immediately prior to or within twelve months following the closing of “change in control” of Sientra (as defined in the 2014 Plan), then in addition to the severance benefits summarized above, all of such executive’s then‑unvested equity awards held as of the termination date will immediately vest and, if applicable, become exercisable upon such termination or resignation.

Compensation Recovery

As a public company subject to the provisions of Section 304 of the Sarbanes‑Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive‑based or equity‑based compensation they receive. In addition, we will comply with the requirements of the Dodd‑Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Equity Compensation Plan Information

Securities Authorized for Issuance Under Equity Compensation Plans

The following table includes information as of December 31, 2015 for equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders
2007 Equity Incentive Plan	1,549,294	$ 3.82	—(1)
2014 Equity Incentive Plan	1,236,378	$ 10.23	71,388(2)
2014 Employee Stock Purchase Plan	—	—	360,379(3)
Equity compensation plans not approved by security holders(4)	—	—	—

(1)Our 2014 Plan became effective on November 3, 2014, and we will not grant any additional options under the 2007 Plan following that date. However, any outstanding options granted under the 2007 Plan remain outstanding, subject to the terms of the 2007 Plan and stock option agreements, until such outstanding options are exercised or until they terminate or expire by their terms.

(2)Initially, the aggregate number of shares of our common stock that may be issued under the 2014 Plan was 1,027,500 shares. Pursuant to the terms of the 2014 Plan, on January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the 2014 Plan is automatically increased by a number equal to: (i) 4% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; or (ii) such lesser number of shares of common stock as is determined by our Board or our Compensation Committee for the applicable year. Pursuant to the previously described terms, on January 1, 2015, the shares available under the 2014 Plan was increased by 298,259 shares, and on January 1, 2016, the shares available under the 2014 Plan was increased by 719,736 shares

(3)Our 2014 Employee Stock Purchase Plan, or the ESPP, became effective on November 3, 2014. Initially, the ESPP authorized the issuance of 255,000 shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates.  Pursuant to the terms of the ESPP, on January 1 of each year, commencing on January 1, 2015 and ending on January 1, 2024, the number of shares authorized for issuance under the ESPP is automatically increased by a number equal to the lesser of: (i) 1% of the total number of shares of capital stock outstanding on December 31 of the preceding calendar year; (ii) 3,000,000 shares of our common stock; or (iii) such lesser number of shares of Common Stock as is determined by our Board or our Compensation Committee for the applicable year. Pursuant to the previously described terms, on January 1, 2015, the shares available under the ESPP was increased by 149,129 shares, and on January 1, 2016, the shares available under the ESPP was increased by 179,934 shares. The ESPP is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Code.

(4)As of the end of the fiscal year ending December 31, 2015, we did not maintain any equity compensation plans that were not approved by our stockholders. However, on March 7, 2016, our Board adopted the Sientra, Inc. Inducement Plan, which provides for the grant of nonstatutory stock options and restricted stock unit awards to persons not previously employees or directors of Sientra, or following a bona fide period of non-employment, as an inducement material to such persons entering into employment with Sientra.

Director Compensation

The following table shows for the fiscal year ended December 31, 2015 certain information with respect to the compensation of all non‑employee directors of the Company:

Director Compensation for Fiscal 2015

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Nicholas Simon	59,808	75,008	134,816
Rishi Gupta (2)	20,000	—	20,000
Timothy Haines	45,000	75,008	120,008
R. Scott Greer	52,692	75,008	127,700
Kevin O’Boyle	60,000	75,008	135,008
Jeffrey Nugent(3)	51,923	75,008	126,931
Hani Zeini(4)	65,124	—	65,124

(1)Amounts listed represent the aggregate grant date fair value amount computed as of the grant date of each option awarded during 2015 in accordance with ASC 718. Assumptions used in the calculation of these amounts are included in the Notes to our Financial Statements in our Annual Report on Form 10‑K for the year ended December 31, 2015. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service‑based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service‑based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)Mr. Gupta resigned from our Board effective June 26, 2015.

(3)Mr. Nugent ceased to be a non-employee director upon his appointment as Chief Executive Officer on November 12, 2015 and ceased receiving any compensation under the non-employee director compensation policy after such date.

(4)Mr. Zeini received $65,124 in consulting fees under his consulting agreement with the Company in fiscal year 2015.

In 2014, our Board approved a non‑employee director compensation policy which became effective upon the closing of our initial public offering, and under which payments commenced in January 2015. The non‑employee director compensation policy is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders. Under this policy, we pay our non‑employee directors a cash retainer for service on the Board and for service on each committee on which the director is a member. The chairman of each committee will receive higher retainers for such service. The fees paid in fiscal year 2015 to the non‑employee directors for service on the Board and for service on each committee of the Board on which the director is a member are as set forth in the table below.

	Member Annual Retainer	Chairman Annual Retainer
Board of Directors	$ 35,000	$ 55,000
Audit Committee	$ 10,000	$ 20,000
Compensation Committee	$ 7,500	$ 15,000
Nominating and Corporate Governance Committee	$ 5,000	$ 10,000

Under the non‑employee director compensation policy as approved by the Board in 2014, in addition to cash retainers, each non-employee director elected to our Board will, upon the date of his or her initial election or appointment, be granted an option to purchase a number of shares of common stock having a grant date fair value of $120,000, which will vest in equal monthly installments over three (3) years subject to continued service as a director. Further, at the close of business on the date of each annual stockholder meeting, each person who is then a non-employee director will be granted an option under the 2014 Plan to purchase a number of shares of common stock having a grant date fair value of $75,000, which will vest in equal monthly installments over the twelve (12) month period measured from the date of grant. In the discretion of the Board, the director equity grants in any given year may also be awarded as a combination of options and restricted stock unit awards under the 2014 Plan. Notwithstanding the foregoing vesting schedules, for each non-employee director who provides service until immediately prior to the closing of a “change of control” (as defined in the 2014 Plan), the shares subject to his or her then-outstanding equity awards will become fully vested immediately prior to the closing of such “change of control”. These terms of the non-employee director compensation policy governed the option awards granted to the incumbent non-employee directors in fiscal year 2015 as provided in the table above.

Under the non‑employee director compensation policy, we also reimburse our non‑employee directors for reasonable travel and out‑of‑pocket expenses incurred in connection with attending our Board and committee meetings.

In February 2016, upon the recommendation of Radford, the Board amended our non-employee director compensation policy for fiscal year 2016 to include an annual retainer for our lead independent director of $25,000 and to include a one-time $15,000 director service retainer for additional time commitments of the members of the Board as a result of recent events. Additionally, upon the recommendation of Radford and to align our non-employee director compensation policy with the market, the Board amended the policy to provide that the equity award to be to be granted to new non-employee directors will be a restricted stock unit award having a grant date fair value of $150,000, which will vest annually over three (3) years subject to continued service as a director, and the annual equity award to be granted to incumbent non-employee directors at the close of business on the date of each annual stockholder meeting will be a restricted stock unit award having a grant date fair value of $150,000, which will vest on the earlier to occur of the day prior to the annual meeting of stockholders for year following the date of grant or the one (1) year anniversary of the annual meeting of stockholders of the year of grant, subject to continued service as a director. Also, upon the recommendation of Radford, the Board adopted and approved stock ownership guidelines for the non-employee directors whereby all non-employee directors should hold equity in the Company value at or above three times (3x) the annual cash retainer of $35,000, or $105,000, with a five (5) year time horizon to be compliant.

Transactions With Related Persons

Related‑Person Transactions policy and Procedures

We have adopted a written related‑person transactions policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related‑person transactions.” For purposes of our policy only, a “related‑person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, consultant or director are not considered related‑person transactions under this policy. A related person is any executive officer, director or a holder of more than five percent of our common stock, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related‑person transaction, management must present information regarding the proposed related‑person transaction to our audit and finance committee (or, where review by our audit and finance committee would be inappropriate, to another independent body of our Board) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. To identify related‑person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related‑person transactions, our audit and finance committee or another independent body of our board of directors takes into account the relevant available facts and circumstances including, but not limited to:

•the risks, costs and benefits to us;

•the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•the terms of the transaction;

•the availability of other sources for comparable services or products; and

•the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval.

Certain Related‑Person Transactions

Indemnification Agreements

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of his or her services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request. We believe that these indemnification agreements, together with the provisions in our bylaws, are necessary to attract and retain qualified persons as directors and officers.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sientra stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or Sientra. Direct your written request to Sientra, Inc., Attn: Director of Investor Relations, 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117 or contact Charles Huiner at (805) 679-8894. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Jeffrey Nugent
Jeffrey Nugent Chairman of the Board and Chief Executive Officer

April 29, 2016

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10‑K for the fiscal year ended December 31, 2015 is available without charge upon written request to: Corporate Secretary, Sientra, Inc., 420 South Fairview Avenue, Suite 200, Santa Barbara, California 93117.

(This page has been left blank intentionally.)

SIENTRA, INC. 420 S. FAIRVIEW AVE, SUITE 200 SANTA BARBARA, CA 93117 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All All All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01. Nicholas Simon 02. Timothy Haines The Board of Directors recommends you vote FOR the following proposal: 2 To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of Sientra, Inc. for its fiscal year ending 2016. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000289829_1 R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Form 10-K are available at www.proxyvote.com SIENTRA, INC. Annual Meeting of Stockholders June 23, 2016 9:30 AM This proxy is solicited by the Board of Directors The stockholder hereby appoints Jeffrey Nugent and Matthew Pigeon, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of SIENTRA, INC. that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 9:30 AM, PDT on June 23, 2016, at the Marriott Courtyard, 401 Storke Road, Goleta, CA 93117, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations. Continued and to be signed on reverse side 0000289829_2 R1.0.1.25